UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13888 (Commission File Number)	06-1385548 (I.R.S. Employee Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:   216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2008, Gary R. Whitaker departed as Vice President, General Counsel and Secretary of GrafTech International Ltd. (“GrafTech”) to pursue other opportunities outside of GrafTech. Mr. Whitaker will remain available as a consultant, in support of an orderly transition, through December 31, 2008.

On June 30, 2008, GrafTech entered into a Termination and Release Agreement with Mr. Whitaker in connection with his departure from GrafTech. Pursuant to the agreement, Mr. Whitaker will be entitled to regular payments equivalent to his monthly base salary through December 31, 2008. In addition, Mr. Whitaker will retain his rights with respect to 21,999 previously granted unvested shares of restricted stock; 6,666 of such shares will vest on May 1, 2009 and, provided GrafTech meets the applicable pre-established performance target, 15,333 of such shares will vest on February 28, 2009. If the applicable pre-established performance target is not met, 10,000 of the 15,333 restricted shares will vest on February 26, 2010 and the 5,333 balance of the shares will be forfeited on that date. All other unvested shares (20,667) of restricted stock held by Mr. Whitaker were forfeited in accordance with their terms. GrafTech also agreed to pay Mr. Whitaker all outstanding accrued vacation for 2008. Mr. Whitaker granted a general release to GrafTech of all claims in any way related to his employment with GrafTech. The agreement also imposes certain confidentiality obligations on Mr. Whitaker.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: July 7, 2008	By: /s/ Mark R. Widmar
Mark R. Widmar Chief Financial Officer and Vice President